Exhibit 99.1

CytomX Therapeutics Announces Second Quarter 2025 Financial Results and Provides

Business Update

- May 12, 2025 announcement of positive interim data from ongoing Phase 1 study of CX-2051 (EpCAM Antibody Drug Conjugate) in patients with advanced colorectal cancer (CRC) -

- CX-2051 Phase 1 dose expansions on track for data update in Q1 2026.

Phase 2 study initiation in CRC anticipated 1H 2026 -

- Combination dose escalation initiated of CX-801 masked interferon alpha-2b with KEYTRUDA®(pembrolizumab) in patients with advanced melanoma -

- Completed $100 million underwritten offering of common stock -

- Company to host conference call today at 5 p.m. EST / 2 p.m. PST -

SOUTH SAN FRANCISCO, Calif., August 7, 2025 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced second quarter 2025 financial results and provided a business update.

“Q2 2025 was an exciting quarter for CytomX as we announced positive initial clinical results for CX-2051 in advanced colorectal cancer, a very challenging disease to treat. Our data highlight CX-2051’s intentional design as a first-in-class, masked EpCAM-directed ADC with potential to improve upon the standard of care in late-line CRC. We are also delighted to have completed a financing with top-tier investors that enables CytomX to rapidly advance the CX-2051 development program. Looking ahead, we remain highly focused on our next anticipated CX-2051 clinical data update in Q1 2026 and to potentially launching a Phase 2 study in the first half of 2026,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX.

Q2 2025 Pipeline Program Updates:

CX-2051 (EpCAM PROBODY Topo-1 ADC)

•
Announced positive interim data from ongoing Phase 1 dose escalation study of first-in-class EpCAM Antibody Drug Conjugate (CX-2051) in patients with advanced colorectal cancer (CRC).
•
Initiated CX-2051 dose expansions at the 7.2 mg/kg, 8.6 mg/kg, and 10 mg/kg doses, administered every three weeks (Q3W).
•
Phase 1 data update in advanced CRC in approximately 70 patients is expected by Q1 2026.
•
Planning underway for CX-2051 Phase 2 study initiation in advanced, late-line CRC in 1H 2026.
•
Potential to initiate CX-2051 combination studies in earlier lines of CRC therapy in 2026.
•
Evaluation ongoing of multiple non-CRC, EpCAM-expressing tumor indications for potential future CX-2051 development.

CX-801 (PROBODY Interferon alpha-2b)

•
Phase 1 dose escalation of CX-801 monotherapy continues. Preliminary tumor biomarker, pharmacodynamic (PD) and pharmacokinetic (PK) data evaluating the initial molecular performance of CX-801 monotherapy in the ongoing Phase 1 study are expected in the fourth quarter of 2025.
•
In May 2025, Phase 1 dose escalation of CX-801 in combination with KEYTRUDA® was initiated. Initial clinical data for the combination therapy in advanced melanoma is anticipated in 2026.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA

Corporate and Financial:

•
Financial:
o
Completed $100 million ($93.4 million net proceeds) underwritten offering of common stock.
o
CytomX ended the second quarter of 2025 with $158.1 million of cash, cash equivalents and investments with expected cash runway to the second quarter of 2027.
•
Research collaborations:
o
Presented preclinical data for mRNA encoded masked IL-12 molecule in collaboration with Moderna at AACR Annual Meeting showing potent anti-tumor activity with significantly enhanced tolerability vs. unmasked IL-12 molecule.
o
Multiple drug discovery programs continue across our research collaborations with a focus on bispecific immunotherapies, including T-cell engagers. CytomX has research collaborations with Bristol Myers Squibb, Amgen, Astellas, Regeneron, and Moderna.

Second Quarter 2025 Financial Results:

Cash, cash equivalents and investments totaled $158.1 million as of June 30, 2025, compared to $79.9 million as of March 31, 2025.

Total revenue was $18.7 million for the quarter ended June 30, 2025, compared to $25.1 million for the quarter ended June 30, 2024. The decrease in revenue was driven primarily by the completion of our performance obligations in the Bristol Myers Squibb collaboration, the decision not to further develop the CX-904 program in the Amgen agreement, and a decrease in Moderna activities due to Moderna budget considerations.

Total operating expense in the second quarter of 2025 was $19.9 million compared to $33.6 million in the second quarter of 2024, a decrease of $13.7 million.

Research and development expenses were $13.3 million for the three months ended June 30, 2025, a decrease of $11.9 million compared to the corresponding period of 2024. Reduced research and development expenses were primarily due to a one-time milestone payment of $5M to Immunogen for the first patient dosed in Phase 1 with CX-2051 in Q2 2024, a reduction in CX-904 spend due to program de-prioritization in 2025, and reduced research expenses following the Q1 2025 restructuring.

General and administrative expenses were $6.6 million for the three months ended June 30, 2025, a decrease of $1.8 million compared to the corresponding period of 2024. The decrease in general and administrative expenses was primarily driven by personnel costs as well as patent and legal expenses.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked biologics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY® therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s multi-modality technology platform has produced therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (ADCs), T-cell engagers, and immune modulators such as cytokines. CytomX’s current clinical-stage pipeline includes CX-2051 and CX-801. CX-2051 is a masked, conditionally activated ADC directed toward epithelial cell adhesion molecule (EpCAM), armed with a topoisomerase-1 inhibitor payload. CX-2051 has potential applicability across multiple EpCAM-expressing epithelial cancers, including CRC, and was discovered in collaboration with ImmunoGen. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to CX-2051. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2051 and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2051 and CX-801 and the timing of initial and ongoing data availability for our clinical trials, including CX-2051 and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around the Company’s ability to raise sufficient funds to carry out its planned research and development; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial CX-2051 results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2051 and CX-801; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries, including China and the European Union; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2025. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ (formerly Stern Investor Relations)

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Redhouse Communications

Teri Dahlman

teri@redhousecomms.com

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 30,
	2025	2024
Revenues	$18,658	$25,115
Operating expenses:
Research and development	13,322	25,172
General and administrative	6,622	8,395
Total operating expenses	19,944	33,567
Loss from operations	(1,286)	(8,452)
Interest income	1,178	1,971
Other (expense) income, net	17	(2)
Loss before income taxes	(91)	(6,483)
Provision for income taxes	63	51
Net Loss	(154)	(6,534)
Other comprehensive loss:
Unrealized gain on investments, net of tax	34	6
Total comprehensive loss	$(120)	$(6,528)

Net loss per share:
Basic	$(0.00)	$(0.08)
Diluted	$(0.00)	$(0.08)
Shares used to compute net loss per share
Basic	129,075,546	84,880,632
Diluted	129,075,546	84,880,632

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$49,041	$38,052
Short-term investments	109,046	62,571
Accounts receivable	1,869	3,103
Prepaid expenses and other current assets	4,665	3,579
Total current assets	164,621	107,305
Property and equipment, net	1,946	2,467
Intangible assets, net	510	583
Goodwill	949	949
Restricted cash	1,028	1,027
Operating lease right-of-use asset	5,947	8,136
Other assets	56	66
Total assets	$175,057	$120,533
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$227	$1,088
Accrued liabilities	11,503	12,338
Operating lease liabilities - short term	5,443	5,145
Deferred revenue, current portion	22,050	67,201
Total current liabilities	39,223	85,772
Deferred revenue, net of current portion	10,241	26,862
Operating lease liabilities - long term	1,442	4,240
Other long term liabilities	4,241	4,115
Total liabilities	55,147	120,989
Commitments and contingencies
Stockholders' equity (deficit):
Convertible preferred stock	—	—
Common stock	2	1
Additional paid-in capital	788,083	691,095
Accumulated other comprehensive (loss) income	33	27
Accumulated deficit	(668,208)	(691,579)
Total stockholders' equity (deficit)	119,910	(456)
Total liabilities and stockholders' equity (deficit)	$175,057	$120,533

__________________

(1)
The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.